SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                              (Amendment No. 1 )*
                                            ---

                              Jackson Hewitt, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.02 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                    468201108
                                 --------------
                                 (CUSIP Number)


                             William B. Asher, Jr.
                        Testa, Hurwitz & Thibeault, LLP
                               High Street Tower
                                125 High Street
                                Boston, MA 02110
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                June 18, 1997
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



------------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |     Page 2 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  Geocapital II, L.P.                                             |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  WC, AF                                                          |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  Delaware                                                        |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | -0- shares                                          |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | -0- shares                                          |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 455,370 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.5%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | PN                                                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |     Page 3 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  Softven Management, L.P.                                        |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  AF                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  Delaware                                                        |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | -0- shares                                          |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | -0- shares                                          |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 455,370 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.5%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | PN                                                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |     Page 4 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  BVA Associates                                                  |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  AF                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  Delaware                                                        |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | -0- shares                                          |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | -0- shares                                          |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 455,370 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.5%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | PN                                                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |     Page 5 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  Geocapital III, L.P.                                            |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  WC, AF                                                          |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  Delaware                                                        |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | -0- shares                                          |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | -0- shares                                          |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 455,370 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.5%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | PN                                                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |     Page 6 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  Geocapital Management, L.P.                                     |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  AF                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  Delaware                                                        |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | -0- shares                                          |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | -0- shares                                          |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 455,370 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.5%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | PN                                                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |     Page 7 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  BVA Associates LLC                                              |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  AF                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  New Jersey                                                      |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | -0- shares                                          |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | -0- shares                                          |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 455,370 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.5%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | OO - Limited Liability Corporation                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |     Page 8 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  Stephen J. Clearman                                             |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  AF                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  United States                                                   |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | -0- shares                                          |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | -0- shares                                          |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 455,370 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.5%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | IN                                                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |     Page 9 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  Charles Federman                                                |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  AF, PF                                                          |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  United States                                                   |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | 5,551 shares                                        |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | 5,551 shares                                        |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 460,921 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.6%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | IN                                                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |    Page 10 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  Stephen Bachmann                                                |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  AF, PF                                                          |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  United States                                                   |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | 5,551 shares                                        |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | 5,551 shares                                        |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 460,921 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.6%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | IN                                                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |    Page 11 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  James Harrison                                                  |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  AF                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  United States                                                   |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | -0- shares                                          |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | -0- shares                                          |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 455,370 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.5%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | IN                                                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |    Page 12 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  Irwin Lieber                                                    |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  AF                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  United States                                                   |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | -0- shares                                          |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | -0- shares                                          |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 455,370 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.5%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | IN                                                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |    Page 13 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  Lawrence Lepard                                                 |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  AF                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  United States                                                   |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | -0- shares                                          |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | -0- shares                                          |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 455,370 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.5%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | IN                                                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |    Page 14 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  Richard Vines                                                   |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  AF                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  United States                                                   |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | 1,000 shares                                        |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | 1,000 shares                                        |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 456,370 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.5%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | IN                                                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 40 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 468201108    |                         |    Page 15 of 40 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |  Paul Deninger                                                   |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                                           (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |  AF                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ] |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                                  |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  United States                                                   |
|----------------|-----|-----------------------------------------------------|
|                |  7  | SOLE VOTING POWER                                   |
|                |     |                                                     |
|                |     | -0- shares                                          |
|                |-----|-----------------------------------------------------|
|   NUMBER OF    |  8  | SHARED VOTING POWER                                 |
|     SHARES     |     |                                                     |
|  BENEFICIALLY  |     | 455,370 shares                                      |
|    OWNED BY    |-----|-----------------------------------------------------|
|      EACH      |  9  | SOLE DISPOSITIVE POWER                              |
|    REPORTING   |     |                                                     |
|     PERSON     |     | -0- shares                                          |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 | SHARED DISPOSITIVE POWER                            |
|                |     |                                                     |
|                |     | 455,370 shares                                      |
|----------------------------------------------------------------------------|
|   11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|         |                                                                  |
|         | 455,370 shares                                                   |
|---------|------------------------------------------------------------------|
|   12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                [ ] |
|         | EXCLUDES CERTAIN SHARES*                                         |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               |
|         |                                                                  |
|         | 8.5%                                                             |
|---------|------------------------------------------------------------------|
|   14    | TYPE OF REPORTING PERSON*                                        |
|         |                                                                  |
|         | IN                                                               |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 40 Pages

Item 1.   Security and Issuer:
          --------------------

               Common Stock, $.02 par value per share ("Common Stock") of Jackson Hewitt, Inc. (the "Company"), having its principal executive offices at 4575 Bonney Road, Virginia Beach, VA 23462.


Item 2.   Identity and Background:
          -----------------------

               This statement is being filed by Geocapital II, L.P. ("Geocapital II"), Geocapital III, L.P. ("Geocapital III"), Softven Management, L.P. ("Softven"), Geocapital Management, L.P. ("Geocapital Management"), BVA Associates ("BVA"), BVA Associates LLC ("BVA LLC") and Stephen Bachmann, Stephen Clearman, Paul Deninger, Charles Federman, James Harrison, Irwin Lieber, Lawrence Lepard and Richard Vines. Softven is the sole general partner of Geocapital II. BVA and Messrs. Clearman, Harrison and Lieber are general partners of Softven. Messrs. Bachmann and Federman are general partners of BVA. Geocapital Management is the sole general partner of Geocapital III. BVA LLC and Messrs. Clearman, Lepard and Vines are general partners of Geocapital Management. Messrs. Bachmann, Deninger and Federman are general partners of BVA LLC. Geocapital II, Geocapital III, Softven, Geocapital Management, BVA, BVA LLC, and Messrs. Bachmann, Clearman, Deninger, Federman, Harrison, Lepard, Lieber and Vines are sometimes referred to collectively herein as the "Reporting Persons."


               The address of the principal business office of Geocapital II, Geocapital III, Softven, Geocapital Management, BVA, BVA LLC and Messrs. Clearman, Deninger, Federman, Lepard, and Vines is One Bridge Plaza, Fifth Floor, Fort Lee, New Jersey 07024. The address of the principal business office of Mr. Lieber is c/o Geocapital Corporation, 767 Fifth Avenue, 45th Floor, New York, NY 10153. The address of the principal business office of Mr. Harrison is 777-80 San Antonio Road, Palo Alto, CA 94303. The address of the principal business office of Mr. Bachmann is 950 Tower Lane, 18th Floor, Foster City, CA 94404.



               The principal business of Geocapital II and Geocapital III is to locate, analyze and invest in equity and equity-oriented securities. The principal business of Softven is to act as the sole general partner of Geocapital II. The principal business of BVA is to act as general partner of Softven. The principal business of Geocapital Management is to act as the sole general partner of Geocapital III. The principal business of BVA LLC is to act as general partner of Geocapital Management. The principal occupation of Mr. Clearman is his activities on behalf of Geocapital II, Geocapital III, Softven, and Geocapital Management. The principal occupation of Mr. Federman is his activities on behalf of Geocapital II, Geocapital III, Softven, Geocapital Management, BVA, BVA LLC, and their affiliated entity, Broadview Associates, L.P. The principal occupation of Mr. Harrison is his activities on behalf of Geocapital II and Softven. The principal occupation of Mr. Lieber is serving as President of Geocapital Corporation, a money management corporation, as well as his activities on behalf of Geocapital II and Softven. The principal occupation of Mr. Lepard is his activities on behalf of Geocapital III and Geocapital Management. The principal occupation of Mr. Vines is his




                              Page 16 of 40 Pages
          activities on behalf of Geocapital III and Geocapital Management. The principal occupation of Mr. Bachmann is his activities on behalf of Geocapital II, Geocapital III, Softven, Geocapital Management, BVA , BVA LLC, and their affiliated entity, Broadview Associates, LLC. The principal occupation of Mr. Deninger is his activities on behalf of Geocapital II, Geocapital III, Softven, Geocapital Management, BVA, BVA LLC, and their affiliated entity, Broadview Associates, LLC.


               During the five years to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

               Geocapital II, Geocapital III, Softven, and Geocapital Management are limited partnerships organized under the laws of the State of Delaware. BVA is a general partnership organized under the laws of the State of Delaware. BVA LLC is a limited liability corporation organized under the laws of New Jersey. Messrs. Bachmann, Clearman, Deninger, Federman, Harrison, Lepard, Lieber and Vines are all United States citizens.

Item 3.   Source and Amount of Funds or Other Consideration:
          --------------------------------------------------

               Geocapital II acquired 168,317 shares of Series A Convertible Preferred Stock, no par value ("Preferred Stock") of the Company on August 19, 1993 in a private transaction with the Company for an aggregate purchase price of $1,000,000. The source of the funds for such purchase was working capital of Geocapital II. Geocapital II sold 4,006 shares of Preferred Stock of the Company to Mr. Federman on October 13, 1994 in a private transaction for an aggregate purchase price of $23,799.65. Geocapital II sold 4,006 shares of Preferred Stock of the Company to Mr. Bachmann on October 13, 1994 in a private transaction for an aggregate purchase price of $23,799.65.

               Geocapital III acquired 168,317 shares of Preferred Stock of the Company on August 19, 1993 in a private transaction with the Company for an aggregate purchase price of $1,000,000. The source of the funds for such purchase was working capital of Geocapital III.

               No part of the purchase price paid by Geocapital II or Geocapital III was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the shares.

               Pursuant to an Agreement and Plan of Recapitalization dated as of June 18, 1997, Geocapital II, Geocapital III and Messrs. Bachmann and Federman agreed to convert all of their respective shares of Preferred Stock to Common Stock at a conversion ratio of 1.3857 shares of Common Stock for each share of Preferred Stock. As a result of the conversions, Geocapital II is the record owner of 222,134 shares of Common Stock (the "Geocapital II Shares"), Geocapital III is the record owner of 233,236 shares of Common Stock (the "Geocapital III

                              Page 17 of 40 Pages

          Shares"), Mr. Bachmann is the record owner of 5,551 shares of Common Stock and Mr. Federman is the record owner of 5,551 shares of Common Stock.


Item 4.   Purpose of Transaction:
          -----------------------

               The shares of Common Stock acquired by Geocapital II, Geocapital III, and Messrs. Bachmann and Federman were acquired for investment purposes. Depending on market conditions, their continuing evaluation of the business and prospects of the Company and other factors, Geocapital II and Geocapital III may dispose of or acquire additional shares of Common Stock of the Company. None of the Reporting Persons has any present plans which relate to or would result in:


          (a) The acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer;

          (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries;

          (c) A sale or transfer of a material amount of assets of the issuer or of any of its subsidiaries;

          (d) Any change in the present board of directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

          (e) Any material change in the present capitalization or dividend policy of the issuer;

          (f) Any other material change in the issuer's business or corporate structure, including by not limited to, if the issuer is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940;

          (g) Changes in the issuer's charters, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person;

          (h) Causing a class of securities of the issuer to be listed from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

          (i) A class of equity securities of the issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act; or

          (j)  Any action similar to any of those enumerated above.


                              Page 18 of 40 Pages

Item 5.   Interest in Securities of the Issuer:
          -------------------------------------

          (a) Amount Beneficially Owned: Each of the Reporting Persons, with the exception of Messrs. Bachmann, Federman and Vines, may be deemed to own beneficially 455,370 shares of Common Stock. Mr. Vines may be deemed to own beneficially 456,370 shares. Messrs. Bachmann and Federman may be deemed to own beneficially 460,921 shares of Common Stock.

          Geocapital II is the record owner of 222,134 shares of Common Stock. Geocapital III is the record owner of 233,236 shares of Common Stock. Mr. Bachmann is the record owner of 5,551 shares of Common Stock. Mr. Federman is the record owner of 5,551 shares of Common Stock. Mr. Vines is the record owner of 1,000 shares of Common Stock. As the sole general partner of Geocapital II, Softven may be deemed to own beneficially all of the shares of Common Stock that Geocapital II may be deemed to own beneficially. As general partners of Softven, BVA and Messrs. Clearman, Harrison and Lieber may each be deemed to own beneficially all of the shares of Common Stock that Geocapital II may be deemed to own beneficially. As general partners of BVA, Messrs. Bachmann and Federman may be deemed to own beneficially all of the shares of Common Stock that Geocapital II may be deemed to own beneficially. As the sole general partner of Geocapital III, Geocapital Management may be deemed to own beneficially all of the shares of Common Stock that Geocapital III may be deemed to own beneficially. As general partners of Geocapital Management, BVA LLC and Messrs. Clearman, Harrison and Lieber may each be deemed to own beneficially all of the shares of Common Stock that Geocapital III may be deemed to own beneficially. As members of BVA LLC, Messrs. Bachmann, Deninger and Federman may be deemed to own beneficially all of the shares of Common Stock that Geocapital III may be deemed to own beneficially. By virtue of the affiliate relationships between Geocapital II and Geocapital III, Geocapital II and Geocapital III may each be deemed to own beneficially all of the Geocapital II Shares and Geocapital III Shares (the Geocapital II Shares and Geocapital III Shares are referred to herein collectively as the "Geocapital Shares"). Therefore, each Reporting Person may be deemed to own beneficially the Geocapital Shares. In addition to the Geocapital Shares, Messrs. Bachmann and Federman are the record owners of 5,551 shares of Common Stock each. Thus each Reporting Person, except for Messrs. Bachmann, Federman and Vines, may be deemed to own beneficially 455,370 shares of Common Stock. Mr. Vines may be deemed to own beneficially 456,370 shares of Common Stock. Messrs. Bachmann and Federman may be deemed to own beneficially 460,921 shares of Common Stock each.

               Percent of Class: Each Reporting Person except Messrs. Bachmann and Federman: 8.5%; Messrs. Bachmann and Federman: 8.6%. The foregoing percentages are calculated based on the 5,336,620 shares of Common Stock reported to be outstanding in the Company's Form S-1, filed with the Commission on June 30, 1997.

          (b)  Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote: Each Reporting Person except Messrs. Bachmann, Federman and Vines: 0 shares; Mr. Vines:
          1,000 shares; Messrs. Bachmann and Federman: 5,551 shares.



                              Page 19 of 40 Pages

          (ii) Shared power to vote or to direct the vote: Each Reporting
          Person: 455,370 shares.

          (iii) Sole power to dispose or to direct the disposition of: Each Reporting Person except Messrs. Bachmann, Federman and Vines:
          0 shares; Mr. Vines: 1,000 shares; Messrs. Bachmann and Federman:
          5,551 shares.

          (iv) Shared power to dispose or to direct the disposition of: Each Reporting Person: 455,370 shares.

          Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock of Jackson Hewitt, Inc., except in the case of Geocapital II, for 222,134 shares of Common Stock that it holds of record, in the case of Geocapital III, for 233,236 shares of Common Stock that it holds of record, in the case of Mr. Vines for 1,000 shares of Common Stock he holds of record, and in the case of Messrs. Bachmann and Federman, for 5,551 shares of Common Stock that each holds of record.

          (c) Except as set forth above, none of the Reporting Persons has effected any transactions in shares of Common Stock, or in shares of Preferred Stock that may be deemed to be shares of Common Stock, during the past 60 days or since the most recent filing on Schedule 13D, whichever is less.

          (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, shares of Common Stock beneficially owned by any of the Reporting Persons.

          (e) If applicable, state the date on which the reporting person ceased to be the beneficial owner of more than five percent of the class of securities.

          Not applicable.

Item 6.   Contracts, Arrangements, Understandings or Relationships With Respect
          ---------------------------------------------------------------------
          to Securities of the Issuer:
          ----------------------------

               By contract between Geocapital II, Geocapital III, JMI Equity Fund, L.P. ("JMI"), the Company, and John T. Hewitt, the Company has agreed to cause at least one person designated by the majority in interest of the shares of Preferred Stock outstanding to be nominated for election to the Board of Directors of the Company. By the same contract, Geocapital II, Geocapital III, and JMI have rights of first offer with respect to any shares of Common Stock that Mr. Hewitt offers for sale in the future.



                              Page 20 of 40 Pages

               Other than the above and except as described elsewhere herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between any such persons and any other person with respect to the transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or losses or the giving or withholding of proxies.

Item 7.   Material to be Filed as Exhibits:
          --------------------------------

          Exhibit 1 - Agreement regarding filing of joint Schedule 13D.

          Exhibit 2 - Power of Attorney regarding Schedule 13D and 13G filings.

          Exhibit 3 - Power of Attorney regarding Schedule 13D and 13G filings.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


















                              Page 21 of 40 Pages

                                   SIGNATURE
                                   ---------


         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  July 10, 1997



GEOCAPITAL II, L.P.

     By:  Softven Management, L.P.


          By:            *
              -----------------------------
              Stephen J. Clearman
              General Partner


SOFTVEN MANAGEMENT, L.P.

     By:                 *
          ----------------------------------
          Stephen J. Clearman
          General Partner


BVA ASSOCIATES

     By:                 **
          ----------------------------------
          Charles Federman
          Managing Partner



GEOCAPITAL III, L.P.

     By:  Geocapital Management, L.P.


          By:  /s/ Richard A. Vines
               -----------------------------
               Richard A. Vines
               General Partner



                              Page 22 of 40 Pages

GEOCAPITAL MANAGEMENT, L.P.

     By:  /s/ Richard A. Vines
          ----------------------------------
          Richard A. Vines
          General Partner


BVA ASSOCIATES LLC

     By:                  **
          ----------------------------------
          Charles Federman
          Managing Member



               **
----------------------------------
Stephen Bachmann


               *
----------------------------------
Stephen Clearman


               **
----------------------------------
Paul Deninger


                **
----------------------------------
Charles Federman


                *
----------------------------------
James Harrison

                *
----------------------------------
Lawrence Lepard

                *
----------------------------------
Irwin Lieber



                              Page 23 of 40 Pages

/s/ Richard A. Vines
----------------------------------
Richard A. Vines


                                   *By: /s/ Richard A. Vines
                                        -----------------------------------
                                        Richard A. Vines
                                        Attorney-in-Fact


--------------------------------------------------------------------------------

 * This Schedule 13D was executed by Richard A. Vines pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 14, 1995 in connection with a Schedule 13D for NETCOM On-Line Communication Services, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

** Executed by Richard A. Vines pursuant to Powers of Attorney that are being filed with the Securities and Exchange Commission in connection with this
   Schedule 13D as Exhibit 3 hereto.


                              Page 24 of 40 Pages

                                                                       Exhibit 1
                                                                       ---------



                                   AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Jackson Hewitt, Inc.


     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED this 10th day of July, 1997.

GEOCAPITAL II, L.P.

     By:  Softven Management, L.P.

          By:              *
               ----------------------------
               Stephen J. Clearman
               General Partner

SOFTVEN MANAGEMENT, L.P.


      By:              *
           ----------------------------
           Stephen J. Clearman
           General Partner


BVA ASSOCIATES

      By:              *
           ----------------------------
           Charles Federman
           Managing Partner


GEOCAPITAL III, L.P.

     By:  Geocapital Management, L.P.

          By:  /s/ Richard A. Vines
               ------------------------------
               Richard A. Vines
               General Partner



                              Page 25 of 40 Pages

GEOCAPITAL MANAGEMENT, L.P.

     By:  /s/ Richard A. Vines
          -------------------------------
          Richard A. Vines
          General Partner


BVA ASSOCIATES LLC

     By:                 *
          --------------------------------
          Charles Federman
          Managing Member


                 **
-------------------------------------
Stephen Bachmann

                 *
-------------------------------------
Stephen Clearman

                 **
-------------------------------------
Paul Deninger

                 **
-------------------------------------
Charles Federman

                 *
-------------------------------------
James Harrison

                 *
-------------------------------------
Lawrence Lepard

                 *
-------------------------------------
Irwin Lieber



                              Page 26 of 40 Pages

/s/ Richard A. Vines
-------------------------------------
Richard A. Vines



                                   *By: /s/ Richard A. Vines
                                        -------------------------------
                                        Richard A. Vines
                                        Attorney-in-Fact





                              Page 27 of 40 Pages

                                                                      Exhibit 2


                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.

                                             /s/ Stephen J. Clearman
                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman



                              Page 28 of 40 Pages

STATE OF NEW JERSEY   )
                      ) ss.:
COUNTY OF             )

      On this 9th day of February, 1995, before me personally appeared Stephen
J. Clearman to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                      /s/ Margaret Ehrlich
                      ---------------------------------
                      Notary Public
                      My Commission Expires: Margaret Ehrlich
                                             ----------------
                                             NOTARY PUBLIC OF NEW JERSEY
                                             MY COMMISSION EXPIRES MAY 25, 199?


STATE OF NEW YORK     )
                      ) ss.:
COUNTY OF             )

      On this day __ of February, 1995, before me personally appeared Irwin Lieber to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires:______________



                              Page 29 of 40 Pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             /s/ Irwin Lieber
                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman


                              Page 30 of 40 Pages

STATE OF NEW JERSEY   )
                      ) ss.:
COUNTY OF             )

      On this ___ day of February, 1995, before me personally appeared Stephen
J. Clearman to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires:______________



STATE OF NEW YORK     )
                      ) ss.:
COUNTY OF ROCKLAND    )

      On this 9th day of February, 1995, before me personally appeared Irwin Lieber to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        /s/ Jeanne E. Flaherty
                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires: 4/30/95

                                             Jeanne E. Flaherty
                                        Notary Public, State of New York
                                               No. 4615696
                                          Qualified in Rockland County
                                          Term Expires April 30, 1995



                              Page 31 of 40 Pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             /s/ James J. Harrison
                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman



                              Page 32 of 40 Pages

CALIFORNIA ALL PURPOSE ACKNOWLEDGMENT                                    No.5907

================================================================================
State of California
County of Santa Clara

On    2/9/95   before me,  Patricia R. Gekas, Notary Public
   -----------             -----------------------------------------------------
      DATE                 NAME, TITLE OF OFFICER-E.G.,"JANE DOE, NOTARY PUBLIC"

personally appeared         James J. Harrison
                    ----------------------------------------------------
                           NAME(S} OF SIGNER(S)

|X| personally known  to me - OR - |_|  proved   to   me   on   the   basis   of
                                        satisfactory evidence to be the person whose name, is subscribed to the within instrument and acknowledged to me that
          [SEAL}                        he executed the same in his authorized
                                        capacity, and that by his signature, on
                                        the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.


                                        WITNESS my hand and official seal.

                                        /s/Patricia R. Gekas
                                        ---------------------------------------
                                               SIGNATURE OF NOTARY

------------------------------------OPTIONAL-----------------------------------

Though the data below is not required by law, it may prove valuable to persons relying on the document and could prevent fraudulent reattachment of this form.

CAPACITY CLAIMED BY SIGNER                    DESCRIPTION OF ATTACHED DOCUMENT
|X| INDIVIDUAL
|_| CORPORATE OFFICER                                Power of Attorney
                                              ---------------------------------
-------------------------------                   TITLE OR TYPE OF DOCUMENT
          TITLE(S)
|_| PARTNER(S)     |_| LIMITED                              2
                   |_| GENERAL                ---------------------------------
                                                      NUMBER OF PAGES
|_| ATTORNEY-IN-FACT
|_| TRUSTEE(S)
|_| GUARDIAN/CONSERVATOR
|_| OTHER:                                               2/9/95
          -------------------------           ---------------------------------
                                                     DATE OF DOCUMENT
    -------------------------------

    -------------------------------

SIGNER IS REPRESENTING:
NAME OF PERSON(S) OR ENTITY(IES}
                                                          4 others
-----------------------------------           ---------------------------------
                                               SIGNER(S) OTHER THAN NAMED ABOVE
-----------------------------------

-----------------------------------


================================================================================
                      (C)1993 NATIONAL NOTARY A5SOCIATION -
          8236 Remmet Ave., P.O. Box 7184 - Canoga Park, CA 91308-7184


                              Page 33 of 40 Pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison


                                             /s/ Lawrence W. Lepard
                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman



                              Page 34 of 40 Pages

STATE OF CALIFORNIA   )
                      ) ss.:
COUNTY OF             )

     On this ___ day of February, 1995, before me personally appeared James J. Harrison to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires:______________



STATE OF NEW JERSEY   )
                      ) ss.:
COUNTY OF BERGEN      )

     On this 13th day of February, 1995, before me personally appeared Lawrence
W. Lepard to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        /s/ Anne G. Gilmen
                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires: 9-19-95
                                                               -----------



                              Page 35 of 40 Pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             /s/ Charles Federman
                                             ---------------------------------
                                             Charles Federman



                              Page 36 of 40 Pages

STATE OF CALIFORNIA   )
                      ) ss.:
COUNTY OF SAN MATEO   )

     On this 9 day of February, 1995, before me personally appeared Charles Federman to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.



                                        /s/ Sylvia A. Yacoub
               [SEAL]                   ----------------------------------
                                        Notary Public
                                        My Commission Expires: 3-21-97
                                                              ------------




                              Page 37 of 40 Pages

                                                                       Exhibit 3
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual, in his capacity as a general partner of any partnership, or in his capacity as a member of a limited liability corporation, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Bylaws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of July, 1997.


                                          /s/ Charles Federman
                                        ----------------------------------------
                                        Charles Federman



                                        ----------------------------------------
                                        Paul Deninger



                                        ----------------------------------------
                                        Stephen Bachmann




                              Page 38 of 40 Pages

                                                                       Exhibit 3
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual, in his capacity as a general partner of any partnership, or in his capacity as a member of a limited liability corporation, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Bylaws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of July, 1997.



                                        ----------------------------------------
                                        Charles Federman



                                          /s/ Paul Deninger
                                        ----------------------------------------
                                        Paul Deninger



                                        ----------------------------------------
                                        Stephen Bachmann



                              Page 39 of 40 Pages

                                                                       Exhibit 3
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual, in his capacity as a general partner of any partnership, or in his capacity as a member of a limited liability corporation, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Bylaws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of July, 1997.


                                        ----------------------------------------
                                        Charles Federman



                                        ----------------------------------------
                                        Paul Deninger



                                          /s/ Stephen Bachmann
                                        ----------------------------------------
                                        Stephen Bachmann



                              Page 40 of 40 Pages